                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             NORD PACIFIC LIMITED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:

LOGO                                        NORD PACIFIC LIMITED
                                            22 Church Street
                                            Hamilton, HM 11
                                            Bermuda



NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 17 , 1997

To the Stockholders of
     NORD PACIFIC LIMITED:

     Notice is hereby given that the annual meeting of the stockholders of Nord Pacific Limited (the "Corporation") will be held at the New York Palace, 455 Madison Avenue, New York, New York on June 17, 1997 at 2:30 P.M. (E.D.T.) for the following purposes:

 1.  To elect eight directors of the Corporation.

 2. To consider and act upon a proposal to abolish the Outside Date as to when the Canadian Offering must be consummated by.

 3. To consider and act upon a proposal to amend the Corporation's Memorandum of Association to clarify that the authorized share capital of the Corporation is US$1,000,000 divided into shares of US$0.05 each.

 4. To consider and act upon a proposal to amend the Corporation's By-laws to permit persons, who are not Members of the Corporation, but who hold proxies from Members, to be counted for quorum and polling purposes at stockholders' meetings.

 5. To consider and act upon a proposal to amend the Corporation's By-laws regarding indemnification of directors, officers and other specified persons.

 6. To ratify the appointment of independent auditors and authorize the Board to set their compensation.

 7. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on April 21, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment thereof.

     YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHICH HAS BEEN PROVIDED FOR THAT PURPOSE. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED, AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                              By the Order of the
                              Board of Directors,



                              Leo E. Dugdale III
                              Secretary

May __, 1997

                                 NORD PACIFIC LIMITED
                           22 Church Street, Hamilton HM 11
                                       Bermuda



PROXY STATEMENT
For the Annual Meeting of Stockholders
June 17, 1997

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Corporation's Board of Directors (the "Board") of proxies in the accompanying form for the annual meeting of stockholders of Nord Pacific Limited (the "Corporation").

     Shares cannot be voted at the meeting unless the holder is present in person or represented by proxy. All shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board's recommendations. A stockholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by delivering to the Corporation a later dated proxy or by giving notice to the Corporation in writing or in open meeting, but without affecting any vote previously taken.

     All information regarding shares of Common Stock of the Corporation, including number of shares and dollars per share, reflect the one-for-five reverse stock split effected on March 10, 1997. Unless otherwise indicated all references herein to "dollars" or "$" are to United States dollars.

     As of the record date, April 21, 1997, there were issued and outstanding 9,515,654 shares of Common Stock of the Corporation. Only stockholders of record at the close of business on the record date are entitled to vote at the meeting. Except as indicated above, each share is entitled to one vote and cumulative voting is not permitted. A list of stockholders of record entitled to vote at the meeting will be available at the annual meeting for examination by any stockholder for any purpose germane to the annual meeting.

     The holders of a majority of the Corporation's outstanding shares, present in person or represented by proxy are entitled to vote, constitute a quorum for the transaction of all business at the Meeting. Automated systems administered by the Corporation's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting. An affirmative vote of a majority of the shares present and voting at the Meeting is required for the election of directors and for the transaction of any other business.

     Beginning on or about May __, 1997, copies of this Proxy Statement, the accompanying proxy card and the Corporation's Annual Report to stockholders for 1996 will be mailed to all stockholders entitled to receive notice of, and to vote at, the annual meeting.


                                PRINCIPAL STOCKHOLDERS

     The following table sets forth the only person known by the Board to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Corporation as of April 21, 1997.

                                            Common Stock Beneficially
                                          Owned as of April 21, 1997
                                          ---------------------------

Name and Address of Beneficial Owner      Number       Percent of Class
------------------------------------      ------       ----------------

Nord Resources Corporation              3,348,012(1)           35.2%
8150 Washington Village Drive
Dayton, Ohio 45458
__________________________________

1 On April 2, 1990, Nord Resources Corporation received 1,915,200 shares of Common Stock in connection with an Exchange Offer (as defined below). Subsequent to April 2, 1990, and up to April 1, 1993, Nord Resources Corporation purchased in market transactions on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") a total of 142,476 shares of the Corporation's Common Stock at an average purchase price of $4.10 per share. On September 3, 1993 Nord Resources Corporation converted $2.5 million of debt owed it by the Corporation into 592,592 shares of Common Stock of the Corporation at the then prevailing market price. On February 15, 1994, Nord Resources Corporation received 697,744 additional shares of the Corporation's Common Stock in exchange for converting an additional $2.9 million of debt owed it by the Corporation. In April 1990, the Corporation issued shares of its Common Stock to Nord Australex Limited Partnership and Hicor Mineral Exploration Series-I in exchange for all of their respective assets and liabilities (the "Exchange Offer"). Nord Resources Corporation was the general partner of each partnership.




                                        ITEM 1

                                ELECTION OF DIRECTORS

     Eight directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. The Board has nominated for election as directors the eight persons named below, all of whom presently serve as members of the Board. The shares represented by the accompanying proxy, unless the giver of the proxy indicates otherwise, will be voted at the meeting in favor of the election of the nominees named below.

     Each of the nominees named below is, at present, available for election. If any such nominees should for any reason become unavailable for election, proxies in the accompanying form will be voted for a substitute nominee designated by the Board. There are no family relationships among any nominees or directors or among them and any officer of the Corporation or any of its subsidiaries.

     Set forth below is certain information for each nominee for election as director and each executive officer named in the Summary Compensation Table.

                                                                   Common Stock Beneficially
                                                                  Owned as of April 21, 19971
                                                                  ---------------------------
Nominees for                              Director
Election as Directors           Age       Since                 Number         Percent of Class
---------------------           ---       -----                 ------         ----------------
Edgar F. Cruft                  64        1988                3,808,012(2)           38.8%
W. Pierce Carson                54        1988                3,808,012(2)           38.8%
Terence H. Lang                 60        1988                3,488,012(3)           36.2%
Leonard Lichter                 69        1988                3,473,312(3)           36.2%
John C.R. Collis                38        1988                   81,602(4)             *
Michel J. Drew                  61        1988                   81,602(4)             *
Lucile Lansing                  68        1990                   81,600(4)             *
John B. Roberts                 61        1994                   54,600(5)             *

                                          Officer
Other Named Executive           Age       Since                 Number         Percent of Class
---------------------           ---       -----                 ------         ----------------
Officers
--------

Mark R. Welch                   58        1990                  152,800(6)            1.6%

All Named Executive Officers
and Directors as a Group
(9 persons)                     --        --                  4,985,515(7)           46.4%

--------------------------------------------------------

*    Represents less than 1% of the shares outstanding.

(1) Ownership includes sole voting and investment power except as otherwise noted. When applicable, the number of shares beneficially owned includes the number of unissued shares which the listed person has the right to acquire within 60 days after April 21, 1997. In determining the number of shares outstanding for computing the percent of class owned by the listed person, the number of shares outstanding of the Corporation has been increased by the number of unissued shares which the listed person has the right to acquire from the Corporation within 60 days after April 21, 1997.
(2) Includes options to purchase 72,000 shares under 1991 Stock Option Plan. Includes options to purchase 60,000 shares under the 1995 Stock Option Plan. Includes non-plan options to purchase 160,000 shares. Includes 3,348,012 shares of Common Stock which are owned by Nord Resources Corporation, of which Dr. Cruft is Chairman, CEO and President, and Dr. Carson is a director.
(3) Includes options to purchase 12,000 shares under the 1991 Stock Option Plan and non-plan options to purchase 64,000 shares for Mr. Lang and 45,600 shares for Mr. Lichter. Includes option to purchase 40,000 shares for Mr. Lang and 24,000 shares for Mr. Lichter under the 1995 Stock Option Plan. Includes 3,348,012 shares of Common Stock which are owned by Nord

     Resources Corporation of which Mr. Lichter is a director and Mr. Lang is a director and senior vice president. As to Mr. Lang, also includes 6,000 shares owned by his wife for which shares he disclaims beneficial ownership.
(4) Includes options to purchase 12,000 shares under the Corporation's 1991 Stock Option Plan, options to purchase 24,000 shares under the 1995 Stock Option Plan, and non-plan options to purchase 45,600 shares.
(5) Also includes options to purchase 12,000 shares under the Corporation's 1991 Stock Option Plans and options to purchase 24,000 shares under the 1995 Stock Option Plan and non-plan options to purchase 17,600 shares.
(6) Includes options to purchase 12,000 shares under the 1989 Stock Option Plan and options to purchase 83,200 shares under the Corporation's 1991 Stock Option Plan and options to purchase 44,800 shares under the 1995 Stock Option Plan.
(7) Includes options to purchase 1,220,000 shares. Also includes 3,348,012 shares owned by Nord Resources Corporation of which Messrs. Cruft, Carson, Lang and Lichter are directors and Messrs. Cruft and Lang are executive officers.
--------------------------------------------------------


     Dr. Cruft is the Chairman and Chief Executive Officer of the Corporation and has been so since its inception. He is also a founder of Nord Resources Corporation and has served as its Chairman, President, Chief Executive Officer and a director since its inception in 1968. He holds a Bachelors Degree in Geology from Durham University, England and a Ph.D. in Geochemistry from McMaster University, Canada.

     Dr. Carson is a director and the President of the Corporation and has been so since its inception. He was previously Senior Vice President of Exploration for Nord Resources Corporation and has 30 years experience in the mining industry. Between 1980 and April 1990, he was responsible for closely directing exploration and mining activities for the Corporation's predecessor while under
the employment of Nord Resources Corporation.   Dr. Carson holds a Bachelors
Degree in Geology from Princeton University and a Ph.D. in Economic and Structural Geology from Stanford University. Dr. Carson has been a director of Nord Resources Corporation since January 1994.

     Mr. Lang is a director, Vice President and the Treasurer of the Corporation and has been so since its inception. He is and has been a director and employee of Nord Resources Corporation since 1978 and holds a degree in business administration. He is Senior Vice President-Finance and Treasurer of Nord Resources Corporation.

     Mr. Lichter is a director of the Corporation and has been so since its inception. He is an attorney and a Certified Public Accountant and since 1971 has been a principal in the law firm of Spitzer & Feldman P.C., New York, New York, which is counsel to the Corporation. He is also a director of Nord Resources Corporation.

     Mr. Collis, a director of the Corporation since its inception, is, and has been employed for more than the past five years at Conyers, Dill & Pearman, Barristers and Attorneys, Hamilton, Bermuda, where he is a partner and which firm is special Bermuda counsel to the Corporation. Mr. Collis received a Bachelor of Commerce degree from McGill University, Canada, and a Bachelor of Arts (Jurisprudence) from Oxford University, England. He is a member of the Bar of England and Wales and of the Bar of Bermuda. The registered office of the Corporation is located at the offices of Conyers, Dill & Pearman.

     Mr. Drew, a director of the Corporation since its inception, is President and a majority stockholder of International Services Limited, a management services company based in Bermuda which provides services to the Corporation.
He is a director of Old Mutual South Africa Trust and Old Mutual Equity Growth Assets South Africa Fund. He is a member of the Institutes of Chartered Accountants of Canada, Ontario and Bermuda and of the executive committee of the International Companies Division of the Bermuda Chamber of Commerce. The executive offices of the Corporation are located at the offices of International Services Limited.

     Ms. Lansing, a director of the Corporation since May 1990, is, and has been since 1979, President of Lansing Financial Group, Inc., the general partner of a venture capital fund and also a registered securities principal which provides general administrative services to registered representatives. She is also Chief Executive Officer of Ceracon, Inc., a technology company and a director of Octus, Inc. of San Diego, California.

     Mr. Roberts became a director of the Company in January 1994. He has over 39 years of mining related experience and was Chairman of Australian Resources Limited from August 1993 to February 1997 and is presently a director. Australian Resources Limited is a public company producing gold and copper in Australia. Mr. Roberts was previously Managing Director of Homestake Gold of Australia Limited, which he served in various capacities in Australia and the United States. He holds a Bachelor of Science degree in Geology from University of Adelaide, South Australia and is a Fellow of the Australian Institute of Mining and Metallurgy, among other professional association memberships.


                    INFORMATION CONCERNING THE BOARD OF DIRECTORS

     Directors who are not otherwise employed by the Corporation receive $1,000 per calendar quarter and $500 for attending each in-person meeting of the Board. Mr. Lichter does not receive any fees for his membership on the Board. Mr. Lichter bills his time through Spitzer & Feldman P.C., of which he is a principal, and which is counsel to the Corporation. Mr. Collis also does not receive any fees for his membership on the Board. He bills his time through Conyers, Dill & Pearman, of which he is a partner and which is special counsel to the Corporation in Bermuda. Mr. Drew is employed by International Services Limited, which receives payment under contract from the Corporation for corporate services, including his time as a director, therefore he also does not receive fees for his membership on the Board. Mr. Roberts, in addition to his Board fees, receives a fee as a consultant to the Corporation.

     During 1996 the Board held six meetings. All Board members attended at least 75% of the Board meetings and Committee meetings except for Mr. Drew who attended three of the Board meetings and Ms. Lansing who attended four of the Board meetings in 1996.

     The Board has a Compensation Committee, composed of Dr. Cruft, Mr. Drew and Mr. Collis, and an Audit Committee composed of Mr. Lichter and Mr. Drew. The Audit Committee meets independently with the internal auditing staff, with representatives of the Corporation's independent accountants and with representatives of senior management. The Audit Committee reviews the general scope of the Corporation's annual audit, the fee charged by the independent accountants and other matters relating to internal control systems. In addition, the Audit Committee is responsible for recommending the engagement or discharge of the Corporation's independent accountants. The Compensation Committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary and stock options. The Compensation Committee also is responsible for granting stock options and other awards to be made under the Corporation's existing compensation and bonus plans. The Compensation Committee did not meet during 1996 and matters of compensation and the granting of stock options were addressed by the full Board. The Audit Committee met once during the year to review the audited financial statements for 1995. The Corporation does not have a nominating committee.


               SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors, executive officers and beneficial holders of more than 10% of the Corporation's Common Stock to file with the United States Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Based solely upon the Corporation's review of copies of forms it receives from executive officers, directors and beneficial holders owning more than 10% of the outstanding shares of Common Stock of the Corporation and on written representations from certain of such persons, the Corporation believes that during the fiscal year ended December 31, 1996 all filing requirements under Section 16(a) of the Exchange Act were made by such persons on a timely basis.

                               OTHER EXECUTIVE OFFICERS

     Mark Welch, 58, was appointed Vice President-Development of the Corporation in February 1990. Mr. Welch was Chief Engineer of Ranchers Exploration and Development Corporation from 1974-1984 where he had major responsibility for development and operation of various gold, silver, copper, uranium and industrial minerals projects. From 1984 to 1990 he was Vice President of
Western Resources Corporation, a mining industry company.   He holds the degree
of B.S. Mining Engineering from Washington State University.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 2, 1990, the Corporation entered into a management agreement (the "Management Agreement") with Nord Resources Corporation ("Resources"). The Management Agreement provides that Resources will make available to the Corporation the services of Terence H. Lang, on a part-time basis, to serve as the Chief Financial and Accounting Officer and Treasurer of the Corporation and that Resources will provide such corporate and administrative services as the Corporation shall request. In exchange, the Corporation will pay Resources an amount equal to the fair and equitable allocation of Resources expenses. The Management Agreement is cancelable by either party on thirty (30) days' prior written notice. As of March 1, 1997, the Corporation owed Resources $205,000 under the Management Agreement. In 1996, 1995 and 1994 the Corporation paid Resources, $161,000, $277,000 and $221,000, respectively, under the Management Agreement.
     In October 1996, Resources agreed to make available to the Company, at Resources' discretion, up to $1,000,000 in the form of an operating loan and up to an additional $1,000,000 to satisfy the requirements of the Company's debt service reserve account with the Girilambone lender. The loans are payable upon demand and bear interest at the prime rate plus 1%. The amount owed to Resources under the operating loan at December 31, 1996, was $947,000.

     The Corporation has retained International Services Limited, a Bermuda entity of which Michel J. Drew, a director, is a principal shareholder, to maintain the executive offices of the Corporation in Bermuda and to render additional services that may be required in Bermuda. The minimum annual fee for such services is $6,000 and additional fees may be payable based on the time expended with respect to such required services. In the fiscal year ended December 31, 1996 the Corporation paid International Services Limited $13,900 for such fees and services.

     Spitzer & Feldman P.C., of which Mr. Lichter is a principal, performs certain legal services for the Corporation. Conyers, Dill & Pearman, of which John C.R. Collis is a partner, also performs certain legal services for the Corporation.

     In February 1994, the Corporation entered into a consulting agreement with John Roberts for approximately $14,000 per year for twenty-four days of consulting per year. The agreement may be terminated at any time by notice from either party after December 31, 1994. This agreement was in effect in 1997.

     Any future transactions with officers, directors or their affiliates will be on terms at least as favorable as those available from unaffiliated parties.

                           EXECUTIVE OFFICERS COMPENSATION

     Summary Compensation Table

     The following table sets forth compensation earned in fiscal years ended December 31, 1996, 1995 and 1994 by (hereinafter collectively "Named Executive Officers") (i) the Chief Executive Officer of the Corporation and
(ii) the Corporation's other most highly compensated executive officers, whose aggregate salary and dollar value of bonus for the fiscal year ended December 31, 1996 exceeded $100,000.

                             Annual Compensation                     Long Term Compensation
               -----------------------------------------------    ----------------------------

                                                                              Awards
                                                                   ----------------------------

                                                            Other          Securities
                                                            Annual          Underlying,
Name & Principal                   Salary    Bonus      Compensation      Options/SARs
Position                 Year       ($)       ($)            ($)            Options (#)

----------------------------------------------------------------------------------------------
Edgar F. Cruft -         1996      166,810                20,760(1)         48,000(3)
CEO(2)                   1995      158,840                20,760(1)         60,000(6)
                         1994      150,432                                  72,000

----------------------------------------------------------------------------------------------

W. Pierce Carson  -      1996      230,475                79,408(4)         48,000(3)
President                1995      218,705                77,302(4)         60,000(6)
                         1994      197,558                55,041(4)         72,000

----------------------------------------------------------------------------------------------

Mark R. Welch -          1996      125,500                61,293(4)         25,600(5)
Vice President           1995      118,422                55,264(4)         32,000(7)
Development              1994      100,058                29,780(4)         32,000

--------------------------------------------------------------------------------


(1)  Represents the Company's contribution to Dr. Cruft's 401(k) plan.
(2) Dr. Cruft devotes approximately 25% of his working time to the activities of the Corporation.
(3) Subject to a one year restriction on exercise from February 2, 1996 for 24,000 shares and two years for 24,000 shares.
(4) Includes additional cash compensation of $50,300, $47,600 and $49,700 to Dr. Carson and $43,100, $40,800 and $28,400 to Mr. Welch for 1996, 1995
     and 1994 respectively paid as a living allowance since the Company's business requires these officers to spend a significant portion of their time in Australia. Also includes $20,760 to Mr. Carson in 1996 and 1995 and $16,390 to Mr. Welch in 1996 as the Company's contribution to each individual's 401(k) plan.
(5) Subject to a one year restriction on exercise from February 2, 1996 for 12,800 shares and two years for 12,800 shares.
(6) Subject to a one year restriction on exercise from January 31, 1995 for 30,000 shares and two years for 30,000 shares.
(7) Subject to a one year restriction on exercise from April 6, 1995 for 16,000 shares and two years for 16,000 shares.


----------------------------------------

                       STOCK OPTION PLANS AND STOCK BONUS PLAN

     As of February 28, 1997 the Corporation had a 1989 Stock Option Plan (the "1989 Option Plan"), a 1990 Stock Bonus Plan (the "1990 Bonus Plan"), a 1991 Stock Option Plan (the "1991 Option Plan") and a 1995 Stock Option Plan (the "1995 Option Plan"), each of which has been approved by the shareholders of the Corporation. The Corporation has also granted non-plan stock options ("Non-plan Options"). Each of the plans and the Non-plan Options are administered by the Compensation Committee.

     The 1989 Option Plan, the 1991 Option Plan and 1995 Option Plan (collectively "Option Plans") provide for the grant of options to purchase shares of Common Stock to officers and other key employees of the Corporation and its subsidiaries. Directors and officers who are also directors are not permitted to participate in the 1989 Option Plan, however such persons can participate in the 1991 Option Plan and the 1995 Option Plan pursuant to the grant of Formula Options ("Formula Options"), which are limited to 304,000 shares in total for the 1995 Option Plan and 240,000 shares in total for the 1991 Option Plan. Options granted under the Option Plans can be incentive stock options or non-qualified stock options, as defined in the United States Internal Revenue Code of 1986, as amended (the "Code"). For incentive options and Formula Options the purchase price cannot be less than the fair market value of a share on the date of grant. Non-qualified options may be granted at less than fair market value, as determined by the Compensation Committee. The term of options granted under the Option Plans cannot exceed 10 years.

     The 1989 Option Plan provides for grant of options to purchase up to 160,000 shares of Common Stock. As of February 28, 1997, all options under the 1989 Option Plan had been granted at exercise prices ranging from $1.875 to $4.375 per share.

     The 1991 Option Plan provides for the grant of options to purchase up to 480,000 shares of Common Stock. As of February 28, 1997, options to purchase 474,000 shares had been granted of which 69,078 options have been terminated, leaving 75,078 shares available for grant. Options granted to February 28, 1997 under the 1991 Option Plan provide for exercise prices ranging from $2.55 to $4.80 per share.

     The 1995 Option Plan provides for the grant of options to purchase 600,000 shares of Common Stock. As of February 28, 1997 options to purchase 468,800 shares had been granted of which 800 have been terminated and 132,000 remain available for grant. Options granted to February 28, 1997 under the 1995 Option Plan provide for an exercise price ranging from $4.00 to $4.50 per share.

     The 1990 Bonus Plan provides for the issuance of shares of Common Stock of the Corporation to officers and other key employees (other than officers who are also directors) as incentive bonuses. The Bonus Plan provides for the issuance of up to 80,000 shares. As of February 28, 1997, awards had been made for 76,193 shares, leaving 3,807 shares for future awards.

     As of February 28, 1997, Non-plan Options to acquire 224,000 shares of Common Stock at an exercise price of $4.50 per share have been granted, of which 96,000 options were granted to non-officer directors and 128,000 options were granted to officers who are directors. Non-Plan options to acquire 208,000 shares of Common Stock at an exercise price of $4.26 per share have also been granted, of which 64,000 options were granted to non-officer directors and 144,000 options were granted to officers who are directors. Non-plan Options to purchase 264,000 shares of Common Stock at an exercise price of $4.45 per share have also been granted, of which 88,000 options were granted to non-officer directors and 176,000 options were granted to officers who are directors. The aforementioned grants were made at the market price at the date of grant. Stockholders approval was obtained for the granting of the 264,000 Non-plan Options and stockholder approval was not required for the granting of the 208,000 and 224,000 Non-plan Options. These Non-plan Options were granted for periods of five to ten years. In addition, in 1994 a Non-plan Option for 24,000 shares which expires three years from date of grant was issued to a consultant to the Company. In 1995, Non-plan Options for 22,000 shares expiring from three to five years from date of grant were issued to three consultants to the Company. In 1996, Non-plan Options for 33,600 shares which expire five years from date of grant were issued to five consultants to the Company.

     The following table shows as to each Named Executive Officer for the 1996 calendar year (i) the number of shares with respect to which options were granted by the Corporation (ii) the percentage of total options granted to employees, (iii) the per share exercise price for such options, (iv) the expiration date of the options, and (v) potential realized value of the options.



                                OPTION GRANTS IN 1996

                                                  Individual Grants
                   --------------------------------------------------------------------------------------
                                                                                 Potential Realizable
                      Number of     % of  Total                                  Value at Assumed
                      Securities    Options                                      Annual Rates of Stock
                      Underlying    Granted to      Exercise or                  Price Appreciation for
                      Options       Employees in    Base Price     Expiration    Option Term(2)
Name                  Granted(#)    1996(1)         ($/SH)         Date
                                                                                  5%        10%
---------------------------------------------------------------------------------------------------------

Edgar F. Cruft         48,000       13.8            4.50           Feb. 2, 2001  $59,677    $131,870
---------------------------------------------------------------------------------------------------------

W. Pierce Carson       48,000       13.8            4.50           Feb. 2, 2001  $59,677    $131,870
---------------------------------------------------------------------------------------------------------

Mark Welch             25,600        7.4            4.50           Feb. 2, 2001  $31,828    $ 70,331
---------------------------------------------------------------------------------------------------------

(1) The Corporation granted options to purchase 347,200 shares in 1996.
(2) Dollar amounts under these columns are the result of calculations based on assumed annualized rates of stock appreciation of 5% and 10% as prescribed by the SEC. The assumed rates are not intended by the Corporation to forecast possible future appreciation, if any, of its stock price, which will be determined by future events and unknown factors.


         The following table presents information concerning options exercised during 1996 and the value of unexercised options at December 31, 1996 for each Named Executive Officer.


                         AGGREGATED OPTION EXERCISES IN 1996
                             AND YEAR-END OPTIONS VALUES

                                          Number of Securities
                                          Underlying Unexercised     Value of Unexercised In-the-
                        Shares Acquired   Options at December 31,    Money Options at December
Name                    on Exercise       1996 (#)                   31, 1996(1)($)
----------------------------------------------------------------------------------------------------

                                          Exercisable/Unexercisable  Exercisable/Unexercisable
                                          -------------------------  -------------------------
Edgar F. Cruft               None             238,000    78,000       599,658     153,938
W. Pierce Carson             None             238,000    78,000       599,658     153,938
Mark R. Welch                None             111,200    41,600       253,115      82,100


----------------------------------------

(1) Based upon the closing price of the Corporation's Common Stock on December 31, 1996 of $6.2813 per share as quoted on NASDAQ and after giving effect to the 5 for 1 reverse stock split effective March 10, 1997.



                     RETIREMENT AND CHANGE IN CONTROL AGREEMENTS
                             FOR NAMED EXECUTIVE OFFICERS

         The Corporation has a severance agreement with Dr. Carson to pay him two years of his salary and bonuses, if any, should his employment be terminated within two years of acquisition of control of the Corporation by a group other than Nord Resources Corporation. In such event, Dr. Carson would also be paid the "spread" or difference between the market price and exercise price of any unexercised stock options he holds at that time. The Corporation has a severance agreement with Mr. Welch to pay six months of salary and bonus, if any, should his employment be terminated within two years of acquisition of control of the Corporation by a group other than Nord Resources Corporation. These agreements are intended to insure the establishment and maintenance of a sound and vital management, essential to protecting and enhancing the best interests of the Corporation and its stockholders.

         Prior to joining the Corporation full-time in April 1990, Dr. Carson had a separate retirement agreement with Nord Resources Corporation which provided annual payments to Dr. Carson for a period of 15 years commencing at age 62, or on termination of employment, whichever is later (or age 55 in the event the provisions of the agreement with respect to early retirement are satisfied). The payments were based on a percentage of his average annual compensation over his final three years of employment. The percentage is equal to 5% plus 1-1/2% for each year of service that Dr. Carson has with Nord Resources Corporation to a maximum of 30 years. At December 31, 1996, Dr. Carson had 16 years of service. The agreement also provided for payment of certain death benefits. The Corporation assumed the agreement and Dr. Carson's years of service under the agreement includes the years he was employed by Nord Resources Corporation. For the years ended December 31, 1996, 1995 and 1994, the Corporation accrued $68,000, $59,000 and $76,000, respectively, relating to the retirement benefits expected to be paid to Dr. Carson.

         The following table illustrates the estimated annual retirement benefit that would be payable for 15 years to Dr. Carson at specified levels of compensation and years of service to the Corporation. In 1992, however, the agreement was amended to provide that the net present value of his future retirement benefits at the time of his retirement would be paid to him within three years of his retirement, reduced by his share of the cash value of a certain insurance policy which the Corporation transferred to him in 1992.


                                   Years of Service
                                   ----------------

    FINAL AVERAGE
    COMPENSATION       10             15           20               25             30
----------------------------------------------------------------------------------------------
    $100,000       $20,000        $27,500        $35,000         $42,500        $50,000
    $125,000       $25,000        $34,375        $43,750         $53,125        $62,500
    $150,000       $30,000        $41,250        $52,500         $63,750        $75,000
    $175,000       $35,000        $48,125        $61,250         $74,375        $87,500
    $200,000       $40,000        $55,000        $70,000         $85,000       $100,000
    $225,000       $45,000        $61,875        $78,750         $95,625       $112,500
    $250,000       $50,000        $68,750        $87,500        $106,250       $125,000

                             BOARD COMPENSATION COMMITTEE
                           REPORT ON EXECUTIVE COMPENSATION

PHILOSOPHY

    The Corporation applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Corporation result from the coordinated efforts of all individuals working toward common objectives. The Corporation strives to achieve those objectives through teamwork that is focused on meeting the periodic goals established by the Corporation and the expectations of stockholders. The compensation program goals are to enable the Corporation to attract, retain and reward key personnel who contribute to the long-term success of the Corporation and to align compensation with business objectives and performance. The Corporation's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Corporation. Through the grant of stock options, stock bonuses and restricted stock, the Corporation intends to relate compensation to overall corporate performance as reflected in the price of its stock.

COMPENSATION AND PERFORMANCE

    Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and specific goals are met, including such factors as demonstrating measurable progress in the exploration, development and operation of the Corporation's properties and acquiring new properties for exploration and development. Individual performance is evaluated by reviewing organizational and management development progress and the degree to which the employee has contributed to the success of the Corporation.

    The Corporation applies its compensation philosophy worldwide. The Corporation strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Corporation and at comparable companies.

COMPENSATION TO CEO AND PRESIDENT

    Matters relating to compensation of executives officers were addressed by the full Board of Directors in 1996. The Board approved a 5% increase in the salaries of Dr. Cruft and Dr. Carson for fiscal year 1996. The Board also approved a contribution to the 401(k) plan of $20,760 each for Dr. Cruft and Dr. Carson.

COMPENSATION VEHICLES

    The Corporation has a history of using a program that consists of cash and equity based compensation. Having a compensation program that allows the Corporation to successfully attract and retain key employees permits it to explore and develop mines and produce its minerals at expected competitive levels of production and costs, to enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. The compensation vehicles are:

    (a) Cash Based Compensation - The Corporation sets base salary for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market and by reviewing the employee's historical compensation and the effect of inflation on such compensation.

    (b) Stock Bonus Plan - The Corporation has the 1990 Bonus Plan under which awards of stock are made from time to time for outstanding performance and as an incentive for future performance. Directors and officers who are directors are not eligible for awards under the 1990 Bonus Plan.

    (c) Restricted Stock - Awards of stock can be made under this plan to reward prior service and as an incentive for future service. Recipients of restricted stock awards must continue in the employ of the Corporation for specified periods or the stock is forfeited.

    (d) Stock Option Program - The purpose of this program is to provide additional incentive to employees to work to maximize stockholder value. The option program also utilizes vesting periods to encourage all employees to continue in the employ of the Corporation. The Corporation grants stock options annually to most, and sometimes all, of its employees.

    (e) Deferred Compensation for Senior Executives - The Corporation has entered into a retirement agreement with its President. The agreement provides benefits to this senior executive upon retirement based on several factors, including the number of years of service to the Corporation. The purpose of this retirement agreement is to provide incentive to that senior executive to continue to provide his services to the Corporation. Deferred compensation may be made available in the future to other senior executives.

    (f) 401(k) Plan - The Corporation provides a retirement and savings plan for its salaried U.S. employees pursuant to Section 401(k) of the Internal
Revenue Code.   Each employee may contribute up to 15% of his or her salary to this plan, to a maximum of $9,500 in 1996 and defer taxes on that contribution. In 1995 the Corporation made a contribution to the respective 401(k) plans of employees. This plan helps the Corporation to attract and retain employees upon whom the Corporation relies in operating its business.

    Compensation Committee:
    Edgar F. Cruft
    John C.R. Collis
    Michel J. Drew


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Dr. Cruft is Chairman and CEO of the Corporation and a member of the Compensation Committee. Dr. Cruft is also Chairman and CEO of Nord Resources Corporation, which entity owns approximately 35% of the issued and outstanding shares of common stock of the Corporation. Dr. Carson is President of the Corporation. Dr. Carson is also a Director of Nord Resources Corporation and a member of that company's Compensation Committee. Mr. Collis is a member of the law firm of Conyers Dill & Pearman, special Bermuda counsel to the Corporation. During 1996 Conyers Dill & Pearman was paid $ 8,400 for legal services. Mr. Drew is a principal in International Services

Limited, which provides corporate services for the Corporation in Bermuda. International Services Limited was paid $13,900 by the Corporation in 1995 to perform such services.



                          STOCKHOLDER RETURN ON COMMON STOCK

    The following graph compares the total annual return on the Corporation's Common Stock with the annual return of the CRSP Total Return Index for the NASDAQ Stock Market (U.S. and Foreign Companies) for the period December 31, 1991 to December 31, 1996, and with the CRSP Index for NASDAQ stocks with SIC codes 1000-1099 (metal mining companies).



                  Comparison of Five Year - Cumulative Total Returns
                      Performance Graph for Nord Pacific Limited
                        December 31, 1991 to December 31, 1996


    The performance graph contains the following information plotted in a line graph with the December 31, 1996 values indicated beside the plotted number

                        12/31/91   12/31/92   12/31/93   12/31/94   12/31/95    12/31/96
                        --------   --------   --------   --------   --------    --------
Nord Pacific Limited       100.0       83.2      122.8      110.9       85.5       163.1

Nasdaq Stock Market        100.0      116.0      134.3      130.3      183.0       224.1
(U.S. & Foreign)

Nasdaq Stocks Metal        100.0       71.9      166.9      151.6      144.1       163.2
Mining

                                        ITEM 2

                            ABOLISH OUTSIDE DATE REGARDING
                           CONSUMMATION OF CANADIAN OFFERING

BACKGROUND

    On February 17, 1997, the stockholders of the Corporation, at a Special General Meeting of Stockholders (the "Prior Meeting") called pursuant to a Notice of Special General Meeting of Stockholders and Proxy Statement dated January 13, 1997 (the "Prior Proxy Statement"), approved the Canadian Offering (as defined below) by a vote of 6,077,335 shares FOR 75,807 shares AGAINST and 1,728 shares ABSTAIN. At the Prior Meeting, the Stockholders also: (i) approved the Reverse Stock Split (as defined below); and (ii) authorized the Board of Directors to delist the Corporation's Common Stock from the Australian Stock Exchange Limited ("ASX"). The Reverse Stock Split was effected on March 10, 1997, and, as previously set forth, all information in this Proxy Statement regarding shares of Common Stock of the Corporation reflect the Reverse Stock Split. On February 20, 1997, the Board of Directors authorized the delisting of the Corporation's Common Stock from the ASX and on _______, 1997, the Corporation's shares of Common Stock were delisted. Furthermore, in connection with the stockholder approval of the Canadian Offering at the Prior Meeting and the effecting of the Reverse Stock Split, the Corporation has provided notice of termination of the American Depositary Receipt program (the "ADR Program") to The Bank of New York ("BONY") regarding the American Depositary Receipts ("ADRs") issued by

BONY. The ADR Program will terminate effective on or about June 10, 1997. The Corporation has also made application to the NASD Stock Market ("NASDAQ") to list the Corporation's Common Stock on the National Market System (the "NASDAQ-NMS"). NASDAQ has informed the Corporation that its listing application has been approved and the Corporation expects that its shares of Common Stock will commence trading on the NMS on May 15, 1997.

SUMMARY OF THE CANADIAN OFFERING

    On December 17, 1996, the Board unanimously adopted a resolution proposing that the Board recommend to the stockholders, for approval, the Canadian Offering. On December 19, 1996, the Corporation filed a preliminary prospectus in Canada which was amended by filings on __________ and ________ (the "Prospectus"). Pursuant to the Prospectus, Canaccord Capital Corporation ("Canaccord") proposes to underwrite the sale by the Corporation (the "Canadian Offering") of shares of Common Stock not to exceed 4,500,000 shares of Common Stock in the aggregate, the exact number of such shares to be sold and the price thereof to be determined by market conditions at the time of sale; it is intended, however, that such price will be at or near the market price for such shares on the date the Canadian Offering commences. Canaccord would receive, upon the successful completion of the Canadian Offering, a fee of five and one-half (5 1/2%) percent of the gross proceeds of the Canadian Offering and reimbursement of certain expenses. In addition, Canaccord will receive, for corporate finance services, warrants to purchase 225,000 shares of Common Stock exercisable at the offering price per share of Common Stock in the Canadian Offering, which warrants will be exercisable for two (2) years following the closing of the Canadian Offering (the "Canaccord Warrants"). The Canadian Offering is currently subject to a number of conditions, including (i) review of and the issuance of receipts for the final version of the Prospectus by the relevant securities regulatory authorities in Canada; (ii) listing of the Common Stock for trading on The Toronto Stock Exchange ("TSE"); (iii) approval of this
Item 2 by the stockholders of the Corporation; (iv) market conditions at the time of the Canadian Offering and, therefore, the economic terms of the Canadian Offering are subject to change to reflect such conditions.

    Currently, only the ADRs trade on an exchange. The closing bid and asked prices for the Corporation's ADRs on May __, 1997, as listed on the NASDAQ-NMS, was $______ and $______, respectively, per ADR.

    Annexed hereto as EXHIBIT A is a Pro Forma Condensed Balance Sheet as at December 31, 1996 and footnotes of the Corporation which discloses the effect of the sale of an estimated 3,300,000 shares of Common Stock of the Corporation in the Canadian Offering and the sale of an estimated 700,000 shares of Common Stock in the NRC Private Placement (as defined below) at an estimated price of $5.50 per share, assuming that the Canadian Offering and NRC Private Placement were consummated on December 31, 1996.

    The Corporation currently contemplates using the net proceeds from the Canadian Offering estimated at approximately $15,750,000 after deduction of all costs of the Canadian Offering, and the cost of terminating the ADR Program, and the proceeds from the NRC Private Placement estimated at $3,850,000 ($19,600,000 in the aggregate), as set forth below. No assurance can be given as to the total amount of the actual net proceeds to be received by the Corporation from the Canadian Offering and the proceeds from the NRC Private Placement (which in each case may be more or less than the foregoing amount), or that these net proceeds will be used as set forth below, as future events and conditions beyond the control of the Corporation may affect the Corporation and its properties and business and the price of the shares offered pursuant to the Canadian Offering and the NRC Private Placement. Management and the Board may reallocate the use of proceeds based upon such future events.

                                                                  IN MILLIONS
                        DESCRIPTION                             OF US DOLLARS
                        -----------                             -------------

(i)    Ramu Nickel - Cobalt Project - Feasibility                  $7.0
(ii)   Tabar Islands Gold - Exploration                             5.5
(iii)  Tritton Copper Project - Exploration, Feasibility            1.5
(iv)   Girilambone Area Copper - Exploration                        1.5
(v)    Working Capital                                              4.1
                                                                  -----

       Total                                                      $19.6
                                                                  ------
                                                                  ------

    The Canadian Offering will be made by the Corporation and Canaccord in compliance with Regulation S ("Reg S"), which has been promulgated by the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended ("1933 Act"). It is further currently contemplated that the Corporation's Common Stock, in addition to being listed on the NASDAQ-NMS, will be listed for trading on the TSE. The shares of Common Stock which are sold in the Canadian Offering are not permitted to be sold in the United States or otherwise in violation of Reg S until at least forty (40) days after the closing
of the Canadian Offering.   It should be noted that after the forty (40) days,
U.S. Persons will be able to purchase and sell the Common Stock sold in the Canadian Offering.

    Assuming that the Canadian Offering of an estimated 3,300,000 shares of Common Stock, the NRC Private Placement of an estimated 700,000 shares of Common Stock and other transactions contemplated thereby are consummated, the purchasers of the shares in the Canadian Offering would own, in the aggregate, approximately 24.4% of the Corporation's then issued and outstanding shares of Common Stock. Nord Resources, which currently owns approximately 35.3% of the issued and outstanding shares of Common Stock of the Corporation, has agreed with the Corporation that concurrent with the closing of the Canadian Offering, Nord Resources will, in a private placement (the "NRC Private Placement") under
Section 4(2) of the 1933 Act, purchase that number of shares of Common Stock at the same purchase price as in the Canadian Offering so that after the completion of the Canadian Offering and the NRC Private Placement, Nord Resources would own approximately 30% of the Corporation's issued and outstanding shares of Common Stock. Assuming that 3,300,000 shares of Common Stock are sold in the Canadian Offering, Nord Resources will concurrently purchase 700,000 shares of Common Stock in the NRC Private Placement. The shares of Common Stock to be purchased by Nord Resources in the NRC Private Placement will not be registered under the 1933 Act and, therefore, may not be sold or otherwise transferred unless registered under the 1933 Act or unless such sale or other transfer is effected in accordance with an exemption from registration under the 1933 Act.

    No assurance can be given that Canaccord will proceed with the Canadian Offering or, if they proceed, that the Canadian Offering will be successful. Furthermore, as the Prospectus is subject to change, the amount of funds to be raised, the number of shares of Common Stock to be sold as well as the other terms discussed herein may be different in the event that the Canadian Offering is consummated. The purchasers of the shares of Common Stock in the Canadian Offering will be determined by Canaccord on the closing date of the Canadian Offering.

PROPOSAL TO ABOLISH OUTSIDE DATE

    The Prior Proxy Statement also stated that the Canadian Offering would occur "no later than three (3) months after the date of this special general meeting". At the time that the Prior Proxy Statement was mailed to stockholders, the Corporation believed that the Canadian Offering would be consummated shortly after the February 17, 1997 Prior Meeting. However, due to market conditions, the Canadian Offering has not yet been consummated.

    The requirement that the Canadian Offering be consummated within three (3) months after the date of the Prior Meeting was dictated by ___________ and as _____________, the requirement for an outside date is no longer necessary. On May __, 1997, the Board of Directors unanimously adopted a resolution proposing that the Board recommend to the Stockholders, for approval, that the outside date for the Canadian Offering be abolished so that the Canadian Offering can occur at such time and on such conditions as the Board determines (the "Outside Date Abolishment").

    Nord Resources and the directors and executive officers of the Corporation who, in the aggregate own approximately 40% of the issued and outstanding shares of Common Stock of the Corporation (including the shares of Common Stock owned by Nord Resources), have advised the Corporation that they intend to vote in favor of the Outside Date Abolishment. The text of the resolution to be voted upon with respect to the Outside Date Abolishment is annexed hereto as EXHIBIT B.

    THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE "FOR" ITEM 2, THE OUTSIDE DATE ABOLISHMENT.

                                        ITEM 3

                           APPROVAL OF MEMORANDUM AMENDMENT

    At the Prior Meeting, the stockholders approved a proposal to effect a one-for-five reverse stock split (the "Reverse Stock Split") of the Corporation's Common Stock and on March 10, 1997, the Corporation, pursuant to resolutions adopted by the Board on February 27, 1997, effected the Reverse Stock Split. The Board of Directors, on ________, 1997, unanimously adopted a resolution proposing that the Board recommend to the stockholders for approval an amendment to the Corporation's Memorandum of Association to clarify that the Reverse Stock Split is of all of the Corporation's authorized share capital (the "Memorandum Amendment"). To effect the Reverse Stock Split, the Corporation was not required to amend its Memorandum of Association so that any person searching the Corporation's public file at the office of the Registrar of Corporations in Bermuda would have no indication that the share capital of the Corporation had been consolidated. By restating the paragraph in question in the Corporation's Memorandum of Association to reflect the Reverse Stock Split, the Corporation's capital structure will be clear and apparent to any person reviewing the Corporation's basic constituted documents.

    The text of the resolution to be acted upon with respect to the Memorandum
Amendment is annexed hereto as EXHIBIT C.   Nord Resources and the directors and
executive officers of the Corporation who, in the aggregate own approximately 40% of the issued and outstanding shares of Common Stock of the Corporation (including the shares of Common Stock owned by Nord Resources), have advised the Corporation that they intend to vote in favor of the Memorandum Amendment.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ITEM 3, THE MEMORANDUM AMENDMENT.


                                        ITEM 4

             APPROVAL OF BYE-LAW AMENDMENT REGARDING QUORUMS AND POLLING

    The Board of Directors, on ______, 1997, unanimously adopted a resolution proposing that the Board recommend to the stockholders for approval, a proposal to amend Sections 28(1) and 29(4) of the Corporation's By-laws to facilitate the holding of stockholders meetings by permitting persons who are not Members (as defined below) but hold proxies from Members, to be counted for quorum and polling purposes (the "Quorum Amendment").

    Section 28(1) of the Corporation's By-laws provide that "[a]t any General Meeting of the Company, two Members present in person and representing in person or by proxy in excess of 50% of the outstanding voting shares of the capital stock of the Company throughout the meeting shall form a quorum for the transaction of business;". Section 29(4) of the Corporation's By-laws provides that when "...a poll is demanded, ... every Member present in person at such meeting shall have one (1) vote for each share of which he is the holder and for which he holds a proxy ...". Member is defined in Section 1(4) of the By-laws as "the person(s) registered in the Registrar of Members as the holder of shares in the Company". As a result, a person who is not a Member but who holds proxies from Members and attends a General Meeting is NOT counted for quorum or polling purposes, although such a person can vote on matters requiring a vote of stockholders.

    Since the By-laws currently require MEMBERS representing in person or by proxies in excess of 50% of the outstanding shares of Common Stock, the Corporation has had problems insuring that a quorum of Members is present at its General Meeting. The Board believes that the Corporation would be better served if management devoted themselves to the operation of the Corporation's business rather than, on at least an annual basis, determining whether two (2) or more Members with more than 50% of the Common Stock either in person or by proxy will be attending General Meetings.

    The text of the resolution to be voted upon with respect to the Quorum
Amendment is annexed hereto as EXHIBIT D.   Nord Resources and the directors and
executive officers of the Corporation who, in the aggregate own approximately 40% of the issued and outstanding shares of Common Stock of the Corporation (including the shares of Common Stock owned by Nord Resources), have advised the Corporation that they intend to vote in favor of Quorum Amendment.

                        THE BOARD OF DIRECTORS RECOMMEND THAT
                     YOU VOTE "FOR" ITEM 4, THE QUORUM AMENDMENT


                                        ITEM 5

               APPROVAL OF BYE-LAW AMENDMENT REGARDING INDEMNIFICATION

    On May __, 1997, the Board unanimously adopted a resolution proposing that the Board recommend to the Stockholders for approval, a proposal to amend the By-laws of the Corporation to revise the indemnification provisions in Sections 58 and 59 of the By-laws by deleting all references to the words "willful negligence" and "willful default" (the "Indemnification Amendment"). The Indemnification Amendment is being proposed to conform to recent changes in Bermuda company law which provide for indemnification of directors, officers and other specified persons unless they engaged in fraud or dishonesty.

    The Board also believes that the Indemnification Amendment is desirable so that the Corporation can continue to attract and retain responsible individuals to serve as its directors and officers in light of the present difficult environment in which such persons must serve. In recent years, investigations, claims, actions, suits or proceedings (including stockholder derivative actions) ("Proceedings") seeking to impose liability on, or involving as witnesses, directors and officers of publicly held corporations have become the subject of much public discussion. Such Proceedings are typically extremely expensive whatever their eventual outcome. As a result, an individual may conclude that potential exposure to the costs and risks of Proceedings in which he or she may become involved exceeds any benefit to him or her from serving as a director or officer of a publicly held corporation.

    The Corporation has not received notice of any Proceedings against an executive officer or director of the Corporation to which the protections and benefits under the Indemnification Amendment might apply. In addition, the Indemnification Amendment is being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or potential director. The By-laws as amended would cover acts and omissions that occurred before its adoption, even though suit is not filed until later.

    The complete text of the resolutions for the Indemnification Amendment is set forth on EXHIBIT E to this Proxy Statement. Nord Resources and the directors and executive officers of the Corporation who, in the aggregate own approximately 40% of the issued and outstanding shares of Common Stock of the Corporation (including the shares of Common Stock owned by Nord Resources), have advised the Corporation that they intend to vote in favor of Indemnification Amendment.

                    THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE
                     "FOR" ITEM 5, THE INDEMNIFICATION AMENDMENT

                                        ITEM 6

                APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION
                          OF BOARD TO SET THEIR COMPENSATION

    The Board has recommended the appointment of Deloitte & Touche, chartered accountants of Hamilton, Bermuda, which has acted as independent accountants for the Corporation since its inception, to act as independent accountants to audit the financial statements of the Corporation for the fiscal year ending December 31, 1996. The Board also requests that stockholders authorize the Board to set the compensation for the independent accountants for the fiscal year ending
December 31, 1997.   It is intended that proxies in the accompanying form will
be voted at the meeting in favor of such appointment and authorization unless otherwise indicated on the proxy. A representative of Deloitte & Touche is expected to be present at the annual meeting. The financial statements and report of the auditor for 1996 have been provided to the stockholders and will be set out for the annual meeting, with the balance sheet signed by at least two directors.



                                    OTHER MATTERS

    The management is not aware of any matters not referred to in the enclosed form of proxy that will be presented for action at the annual meeting. If any such matter properly comes before the annual meeting, the proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies.

    The management is soliciting, or plans to solicit, by mail the proxies of the holders of all shares of Common Stock. The Corporation's Transfer Agent, American Stock Transfer & Trust Company in the United States, is to perform certain services in connection with this solicitation, including tabulation of proxies and personal or telephone inquiries to stockholders and brokers, banks or others acting as custodians. For these services the Transfer Agent will receive fees at customary rates and reimbursement of certain out-of-pocket expenses. Brokers, banks and other persons acting as custodians may be reimbursed for certain expenses incurred by them in obtaining instructions from beneficial owners of the Corporation's shares. Directors and officers of the Corporation may, without compensation other than their regular compensation, solicit proxies from stockholders by telephone, telegraph or personal interview. All costs of solicitations will be borne by the Corporation.

    THE CORPORATION WILL PROVIDE, WITHOUT CHARGE, TO EACH STOCKHOLDER WHOSE PROXY IS BEING SOLICITED HEREBY, A COPY OF THE CORPORATION'S ANNUAL REPORT TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION FOR 1996 ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON WRITTEN REQUEST DIRECTED TO LEO E. DUGDALE III, SECRETARY, NORD PACIFIC LIMITED, 22 CHURCH STREET, HAMILTON, HM 11, BERMUDA.

                                STOCKHOLDER PROPOSALS

    A proposal by a stockholder intended for inclusion in the Corporation's proxy statement for the 1997 annual meeting of stockholders must be received by the Corporation at the address noted immediately above marked:

"Attention: Secretary", on or before January __, 1998, in order to be eligible for such inclusion.

                                  For the Board of Directors,
                                  Leo E. Dugdale III

                                  Secretary


FOR UNITED STATES AND OTHER
NON-AUSTRALIAN STOCKHOLDERS:

    Please sign the proxy and return it promptly in the enclosed envelope addressed to American Stock Transfer & Trust Company, to which no postage need be affixed if mailed within the United States.

FOR AUSTRALIAN STOCKHOLDERS:

    Please sign the proxy and return it promptly in the enclosed envelope to which no postage need be affixed if mailed within the Commonwealth of Australia.

May __, 1997                                               NORD PACIFIC LIMITED

                                                           22 Church Street
                                                           Hamilton HM 11
                                                           Bermuda

                                      EXHIBIT A

                                 NORD PACIFIC LIMITED
                    PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  DECEMBER 31, 1996
                                     (UNAUDITED)
                             (IN THOUSANDS OF US DOLLARS)




                                        ASSETS



                                               Historical       Pro Forma         Pro Forma
                                               Balances         Adjustments       Results
                                               ----------       -----------       ---------

CURRENT ASSETS:
 Cash                                         $    439          $19,600(1)        $ 20,039
 Accounts Receivable                             1,932                               1,932
 Inventories                                       326                                 326
 Premium on Copper Contracts                     1,193                               1,193
 Forward Currency Exchange Contracts                76                                  76
 Prepaids                                           96                                  96
                                              --------          ----------        --------

    TOTAL CURRENT ASSETS                         4,062          19,600              23,662


 Forward Currency Exchange Contracts                18                                  18
 Premium on Copper Contracts                       311                                 311
 Deferred Costs Associated with                  7,897                               7,897
    Ore Under Leach
 Property, Plant and Equipment - Net             5,411                               5,411
 Deferred Exploration and
    Development Costs                           21,778                              21,778
 Other                                             264                                 264
                                              --------          ----------        --------

                                              $ 39,741          $19,600            $59,341
                                              --------          ----------        --------
                                              --------          ----------        --------



See Notes to Pro Forma Condensed Consolidated Balance Sheet

                                 NORD PACIFIC LIMITED
                    PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  DECEMBER 31, 1996
                                     (UNAUDITED)
                             (IN THOUSANDS OF US DOLLARS)




                         LIABILITIES AND SHAREHOLDERS' EQUITY




                                               Historical       Pro Forma         Pro Forma
                                               Balances         Adjustments       Results
                                               ----------       -----------       ---------

CURRENT LIABILITIES:
 Accounts Payable                             $  1,871          $                 $  1,871
 Note Payable - Nord Resources Corporation         947                                 947
 Accrued Expenses                                1,067                               1,067
 Deferred Gain on Copper Contracts               1,565                               1,565
 Current Maturities of Long-Term Debt            1,700                               1,700
                                              --------          ----------        --------

    TOTAL CURRENT LIABILITIES                    7,150                               7,150


LONG-TERM LIABILITIES:
 Long-Term Debt                                  3,334                               3,334
 Payable on Copper Contracts                       311                                 311
 Deferred Income Tax Liability                   3,740                               3,740
 Obligation Under Purchase Agreement               795                                 795
 Retirement Benefits                               202                                 202
                                              --------          ----------        --------
                                                 8,382                               8,382


SHAREHOLDERS' EQUITY:
 Common Stock                                      476              200(2)             676
 Additional Paid-In Capital                     31,467           19,400(3)          50,867
 Deficit                                        (8,532)                             (8,532)
 Cumulative Foreign Currency
  Translation Adjustment                           798                                 798
                                              --------          ----------        --------

    TOTAL SHAREHOLDERS' EQUITY                  24,209           19,600             43,809
                                              --------          ----------        --------
                                               $39,741          $19,600            $59,341
                                              --------          ----------        --------
                                              --------          ----------        --------



See Notes to Pro Forma Condensed Consolidated Balance Sheet

                                 NORD PACIFIC LIMITED
               NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  DECEMBER 31, 1996
                                     (UNAUDITED)
                             (IN THOUSANDS OF US DOLLARS)




(1) - Consists of the following:
      Proceeds from the Canadian Offering                   $18,150
      Issue costs                                            (2,400)
                                                            -------
                                                             15,750
      Proceeds from the NRC Private Placement                 3,850
                                                            -------
                                                            $19,600
                                                            -------
                                                            -------

(2) - Consists of the following:
      Shares issued in the Canadian Offering                $   165
      Shares issued in the NRC Private Placement                 35
                                                            -------
                                                            $   200
                                                            -------
                                                            -------

(3) - Consists of the following:
      Proceeds from the Canadian Offering                   $18,150
      Issue costs                                            (2,400)
                                                            -------
                                                             15,750
      Proceeds from the NRC Private Placement                 3,850
                                                            -------
                                                             19,600
      Par value of Shares issued in the Canadian Offering      (200)
                                                            -------
      and in the NRC Private Placement                      $19,400
                                                            -------
                                                            -------

                                      EXHIBIT B

    "That the Corporation be authorized to engage in the Canadian Offering, as summarized in the Corporation's Proxy Statement dated May __, 1997 and sell up to 4,500,000 shares of its common stock, in the aggregate, the exact number of shares to be sold, the price thereof, and all other economic aspects of the Canadian Offering to be determined by the Board of Directors, based upon market conditions at the time of the sale, and that such sale shall occur at such time as the Board of Directors determines without regarding to any outside date."

                                      EXHIBIT C

    "That the Memorandum of Association of the Corporation be altered by the deletion of the first sentence of paragraph 6 and the substitution therefor of the following words: "the authorized share capital of the Company is US$1,000,000 divided into shares of US$0.05 each"."

                                      EXHIBIT D

         "That the Bye-laws of the Company be amended in the following manner:
(i) by the deletion of the word "Members" where it appears in the first line of Bye-law 28(1) and the substitution therefor of the word "persons"; (ii) by the deletion of the word "Member" where it appears in the third line of Bye-law 29(4) and the substitution therefor of the word "person"."

                                      EXHIBIT E

    "That the bye-laws of the Corporation be amended by the deletion of the words "willful negligence, willful default," where they appear in Bye-law 58 and Bye-law 59."

                                      PROXY CARD


                                 NORD PACIFIC LIMITED
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 17, 1997

    The undersigned hereby appoints Edgar F. Cruft, Leonard Lichter, Terence H. Lang, W. Pierce Carson or Ann Bianco and each or any one of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Nord Pacific Limited.

                            (To be Signed on Reverse Side)

                      ------------------------------------------

/X/  Please mark your
     votes as in this
     example.

1. Election of Nominees For       Against        Nominees:
                        /  /      /  /             John C.R. Collis
                                                   W. Pierce Carson
                                                   Edgar F. Cruft
                                                   Michel J. Drew
For, except vote withheld from                     Terence H. Lang
the following nominee(s):                          Leonard Lichter
                                                   Lucile Lansing
                                                   John B. Roberts
------------------------------------------

2. To consider and act upon a proposal to abolish the Outside Date as to when the Canadian Offering must be consummated by.

3. To consider and act upon a proposal to amend the Corporation's Memorandum of Association to clarify that the authorized share capital of the Corporation is US$1,000,000 divided into shares of US$0.05 each.

4. To consider and act upon a proposal to amend the Corporation's By-laws to permit persons, who are not Members of the Corporation, but who hold proxies from Members, to be counted for quorum and polling purposes at stockholders' meetings.

5. To consider and act upon a proposal to amend the Corporation's By-laws regarding indemnification of directors, officers and other specified persons.

6. To ratify the appointment of independent auditors and authorize the Board to set their compensation.

7.  The transaction of such other business as may come before the meeting.

     The close of business on April 21, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

     Your proxy is important to assure a quorum at the meeting. Whether or not you expect to be present, you are requested to mark, date, sign and mail the enclosed proxy in the postage-paid envelope which has been provided for that purpose. The proxy may be revoked by you at any time before it is exercised, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURES_______________________________________________DATE______________

Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons all should sign.